Exhibit 99.1
YETI Reports Third Quarter 2026 Results
Net Sales Increase 4% and Adjusted Net Sales Increase 6%
EPS Increases 25% and Adjusted EPS Increases 49%
Updates 2026 Outlook

Austin, Texas, November 12, 2026 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the third quarter ended October 3, 2026.

Third Quarter 2026 Highlights
•Sales increased 4% and Adjusted sales increased 6%, led by 8% Drinkware growth and 19% international growth
•Gross margin increased 180 basis points and Adjusted gross margin increased 310 basis points
•Operating income increased 12% to $61.0 million, or 12.0% of sales and Adjusted operating income increased 35% to $90.0 million, or 17.4% of adjusted sales
•EPS increased 25% to $0.60 and Adjusted EPS increased 49% to $0.91
•Repurchased approximately 0.5 million shares for $20 million

Updated 2026 Outlook
•Adjusted sales growth of approximately 6% compared to 7% to 8% previously
•Adjusted operating income margin of approximately 14.9%, unchanged compared to prior outlook
•Adjusted EPS of $2.90 to $2.95, reflecting 16% to 18% growth, compared to $2.94 to $3.00 previously

Matt Reintjes, Chair of the Board, President, and Chief Executive Officer, commented, “YETI delivered Q3 adjusted sales growth of more than 6%, reflecting the increasing breadth and balance of our growing global business, with Drinkware up 8% and international up 19%. Strong operating discipline drove margin expansion, with profits growing significantly faster than sales. Our continued strong free cash flow generation supported our long-term growth plans while also returning capital through share repurchases.

This performance demonstrates continued progress against our Investor Day “Built for the Wild” strategy. It reflects the dedication of our teams and partners, and the multi-year investments we have made across brand, innovation, and global capabilities. Together, these results reinforce the strength of the financial model we outlined. While demand was uneven at times during the quarter, particularly in the US and Canadian markets, the expanding diversity of our products, channels, and geographies strongly supported our overall performance. Looking ahead, we anticipate the consumer environment will remain cautious and put pressure on demand in Q4. Although we are mindful of these near-term dynamics, the strength of our strategy, the durability of our brand, our innovation cadence, and our business model position us well to navigate the short-term market, create value and continue building for the long term.”

Mr. Reintjes continued, “Across our product portfolio, we are strengthening the iconic product platforms that built YETI while also driving our portfolio expansion as you have seen in the past few weeks. At the same time, our brand continues to grow in reach and relevance through authentic storytelling, partnerships, and community engagement around the world. For both product and brand, international remains an especially compelling opportunity. We are seeing continued momentum across Europe and Asia with our first brand stores opening in Japan and Korea and our initial marketplace launch in China in the past few weeks. As we scale, we are also strengthening the capabilities behind the business, across innovation, supply chain, customization, digital, and go-to-market execution.”

Third Quarter 2026 Results

Sales increased 4% to $509.4 million, reflecting broad-based performance across categories and regions.

Adjusted sales, which exclude the current period impact from adjustments to the 2023 product recall reserves, increased 6% to $517.9 million.

Sales by Channel
•Wholesale channel sales increased 19% to $237.3 million, driven by robust performance across the US, Europe and Australia.

•Direct-to-consumer (“DTC”) channel sales decreased 6% to $272.2 million. DTC channel adjusted sales decreased 3% to $280.7 million primarily due to declines in US owned e-commerce and the US Amazon Marketplace, partially offset by strong growth across several key international markets, growth in Corporate Sales, including in the US.
Sales by Category
•Drinkware sales increased 8% to $284.0 million, driven by international and US growth, supported by continued innovation and strength in our core product portfolio.
•Coolers & Equipment sales were flat at $215.6 million. Coolers & Equipment adjusted sales increased 4% to $224.1 million, reflecting continued strength across core and expanded categories, including cases & storage, hard coolers, and bags, supported by ongoing product innovation.
Sales by Region
•International sales increased 19% to $119.1 million, reflecting strong growth in Europe and Australia, as well as continued expansion in Japan.
•US sales increased 1% to $390.3 million. US adjusted sales increased 3% to $398.8 million, primarily driven by growth across Coolers & Equipment as well as Drinkware growth.

Gross profit increased 8% to $293.8 million. Gross margin increased 180 basis points to 57.7%. Gross margin expansion included a 200 basis point favorable impact from lower net tariff costs and a 110 basis point benefit from operational drivers. Operational drivers included continued pricing discipline and lower inbound freight, partially offset by higher product costs driven by commodity inflation. These benefits were partially offset by a 130 basis point impact from the product recall reserves.

Adjusted gross profit increased 12% to $305.5 million. Adjusted gross margin increased 310 basis points to 59.0%. Adjusted gross margin expansion included a 200 basis point favorable impact from lower net tariff costs and a 110 basis point benefit from operational drivers. Operational drivers included continued pricing discipline and lower inbound freight, partially offset by higher product costs driven by commodity inflation.

Selling, general, and administrative (“SG&A”) expenses increased 7% to $232.8 million. As a percentage of sales, SG&A expenses increased 100 basis points to 45.7%. SG&A expenses increased primarily due to the product recall reserves, higher distribution and fulfillment costs, and continued growth investments.

Adjusted SG&A expenses increased 5% to $215.5 million. As a percentage of adjusted sales, adjusted SG&A expenses decreased 60 basis points to 41.6%. This improvement was primarily driven by operating expense leverage on higher sales, particularly across distribution and fulfillment costs and marketing expenses, partially offset by continued growth investments.

Operating income increased 12% to $61.0 million, or 12.0% of sales.

Adjusted operating income increased 35% to $90.0 million, or 17.4% of adjusted sales.

Net income increased 13% to $44.4 million, or 8.7% of sales. Net income per diluted share increased 25% to $0.60.

Adjusted net income increased 35% to $67.2 million, or 13.0% of adjusted sales. Adjusted net income per diluted share increased 49% to $0.91.

Balance Sheet and Liquidity Review

We continue to maintain strong liquidity with cash exceeding total debt, excluding finance leases and unamortized deferred financing fees, and an undrawn revolving credit facility of $300 million as of October 3, 2026.

Inventory increased 22% to $394.2 million. The increase reflects the comparison to the prior year’s lower inventory levels, which were driven by supply constraints, as well as the buildup to support fourth quarter demand and 2027 growth.

Capital Allocation Update

We continue to expect strong free cash flow generation and remain committed to investing in our business to drive sustainable growth and enhance long-term stockholder value, including through share repurchases.

Pursuant to our existing $500 million share repurchase authorization, in the third quarter of 2026, we repurchased approximately 0.5 million shares for $20.0 million, bringing our total share repurchases in 2026 to approximately $150 million. As of October 3, 2026, approximately $350 million remained available for repurchases under our share repurchase program.

Fiscal 2026 Outlook

Mr. Reintjes concluded, “While consumers appear to be increasingly selective around discretionary purchases, the performance we are seeing across several key areas of the business remains encouraging, including the reception to the innovation underpinning our Drinkware category. Although we are taking a more cautious view of demand through the balance of the year, we are staying on offense as it relates to brand, innovation and our evolving go-to-market to meet the unmet demand while also driving increased profitability. With our strong financial foundation and disciplined approach to capital allocation, we are uniquely well positioned to deliver sustained growth, attractive profitability, and meaningful long-term value for our shareholders.

We continue to expect a strong year, with approximately 6% adjusted sales growth and adjusted EPS growth of 16% to 18%. We also expect $200 million to $225 million of free cash flow, underscoring the strength of our financial model and providing flexibility to invest in the business while returning capital to shareholders.”

For Fiscal 2026 compared to Fiscal 2025, YETI updated its Fiscal 2026 Outlook.

•Adjusted sales to increase approximately 6% (versus previous outlook of 7% to 8%), reflecting a more cautious consumer environment through the balance of the year;
•Adjusted operating income to increase 7% to 9% (versus previous outlook of 10% to 12%), with adjusted operating income as a percentage of adjusted sales of approximately 14.9% (consistent with previous outlook);
•An effective tax rate of approximately 24% (consistent with previous outlook);
•Adjusted net income per diluted share between $2.90 and $2.95, representing growth of approximately 16% to 18% (versus previous outlook of $2.94 to $3.00);
•Diluted weighted average shares outstanding of approximately 75.1 million (versus previous outlook of 75.4 million);
•Capital expenditures of approximately $60 million to $70 million (consistent with previous outlook); and
•Free cash flow of approximately $200 million to $225 million (consistent with previous outlook).

Conference Call Details
A conference call to discuss the third quarter of 2026 financial results is scheduled for today, November 12, 2026, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-717-1738 (international callers, please dial 646-307-1865) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investors.yeti.com. A replay will be available through November 26, 2026 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 1186698.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
Beginning in the third quarter of 2026, product recall reserve adjustments related to our 2023 voluntary recalls are excluded from non-GAAP financial measures. This represents a change from the approach we adopted with our fourth quarter of 2025 results, under which we did not exclude product recall reserve adjustments from our non-GAAP results, but is consistent with the treatment we applied from fiscal 2022 through fiscal 2024. We believe this presentation better reflects our underlying operating performance and improves comparability across periods. Our non-GAAP results for the nine months ended October 3, 2026 also exclude product recall reserve adjustments recorded in the first and second quarters of 2026, which were included in our previously reported non-GAAP results for those periods. Non-GAAP results for the fourth quarter and fiscal year 2025 and the first and second quarters of 2026, recast to conform to this presentation, are available in the document posted as Supplemental Information under Q3 2026 on our investor relations website at investors.yeti.com.

In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted gross margin, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share (which we also refer to as adjusted EPS), free cash flow as well as adjusted gross profit, adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales.

Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.
YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impacts of product recall reserve adjustments, non-cash stock-based compensation expense, and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made regarding future expectations relating to consumer demand and spending, tariff rates, innovation, supply chain, global expansion initiatives, share repurchase plans, future financial performance, capital expenditures, and our expectations for opportunity, growth, and investments, including those set forth in the quotes from YETI’s Chair of the Board, President and CEO, and the 2026 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand and prices for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) adverse changes in international trade policies, tariffs and treaties, including increases in tariff rates and the imposition of additional tariffs; (xii) our ability to accurately forecast demand for our products and our results of operations; (xiii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiv) risks associated with our direct-to-consumer channel; (xv) substantial fixed costs related to operating retail stores; (xvi) the impact of catastrophic events or failures of our information technology on our operations and the operations of our manufacturing partners; (xvii) the integration and use of artificial intelligence; (xviii) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xix) the impact of our indebtedness on our ability to invest in the ongoing needs of our business; (xx) product recalls, including adjustments to our product recall reserves; and (xxi) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended January 3, 2026, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts.

Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Arvind Bhatia, CFA
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net sales	$509,417	$487,766	$1,373,699	$1,284,786
Cost of goods sold	215,629	215,244	547,176	552,973
Gross profit	293,788	272,522	826,523	731,813
Selling, general, and administrative expenses	232,820	218,169	659,599	593,765
Operating income	60,968	54,353	166,924	138,048
Interest (expense) income, net	(1,322)	(52)	(822)	551
Other (expense) income, net	(1,128)	(1,198)	(1,038)	5,951
Income before income taxes	58,518	53,103	165,064	144,550
Income tax expense	(14,145)	(13,703)	(39,523)	(37,390)
Net income	$44,373	$39,400	$125,541	$107,160

Net income per share
Basic	$0.61	$0.49	$1.69	$1.31
Diluted	$0.60	$0.48	$1.66	$1.29

Weighted-average shares outstanding
Basic	72,958	80,396	74,321	81,909
Diluted	74,158	81,429	75,562	82,812

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	October 3, 2026	January 3, 2026	September 27, 2025
ASSETS
Current assets
Cash	$73,820	$188,342	$164,483
Accounts receivable, net	180,057	141,424	157,431
Inventory	394,211	290,611	323,995
Prepaid expenses and other current assets	61,900	39,949	50,797
Total current assets	709,988	660,326	696,706
Property and equipment, net	148,064	142,105	142,638
Operating lease right-of-use assets	127,147	131,531	126,015
Goodwill	72,308	72,308	72,308
Intangible assets, net	226,037	219,791	213,820
Other assets	10,121	9,357	8,655
Total assets	$1,293,665	$1,235,418	$1,260,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$177,464	$140,214	$146,744
Accrued expenses and other current liabilities	163,523	135,353	121,982
Taxes payable	16,290	15,897	14,994
Accrued payroll and related costs	22,554	22,659	16,471
Current operating lease liabilities	16,307	15,044	16,017
Current maturities of long-term debt	4,349	5,172	5,841
Total current liabilities	400,487	334,339	322,049
Long-term debt, net of current portion	65,513	68,301	69,217
Operating lease liabilities, non-current	138,103	139,945	131,455
Other liabilities	45,851	42,557	34,865
Total liabilities	649,954	585,142	557,586

Stockholders’ Equity
Common stock	910	900	899
Treasury stock, at cost	(753,348)	(602,268)	(476,168)
Additional paid-in capital	490,097	471,770	456,519
Retained earnings	905,053	779,512	721,285
Accumulated other comprehensive income	999	362	21
Total stockholders’ equity	643,711	650,276	702,556
Total liabilities and stockholders’ equity	$1,293,665	$1,235,418	$1,260,142

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Nine Months Ended
	October 3, 2026	September 27, 2025
Cash Flows from Operating Activities:
Net income	$125,541	$107,160
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	43,265	40,090
Amortization of deferred financing fees	474	481
Stock-based compensation	28,425	32,410
Deferred income taxes	815	19,211
Impairment of long-lived assets	1,707	1,194
Product recalls	21,459	—
Other	3,816	(4,473)
Changes in operating assets and liabilities:
Accounts receivable	(38,971)	(34,788)
Inventory	(103,365)	(10,159)
Prepaid expenses and other current assets	(21,841)	(6,263)
Accounts payable, accrued expenses, and other current liabilities	41,169	(36,539)
Taxes payable	2,370	(23,567)
Other	5,355	(2,918)
Net cash provided by operating activities	110,219	81,839
Cash Flows from Investing Activities:
Purchases of property and equipment	(38,502)	(31,772)
Additions of intangibles, net	(16,162)	(49,470)
Net cash used in investing activities	(54,664)	(81,242)
Cash Flows from Financing Activities:
Repayments of long-term debt	(3,164)	(3,164)
Taxes paid in connection with employee stock transactions	(10,307)	(1,805)
Proceeds from employee stock transactions	218	—
Payments of finance lease obligations	(1,313)	(14,753)
Borrowings under revolving credit facility	75,000	—
Repayments under revolving credit facility	(75,000)	—
Repurchases of common stock	(150,050)	(172,908)
Excise tax paid on repurchases of common stock	(2,899)	(1,562)
Net cash used in financing activities	(167,515)	(194,192)
Effect of exchange rate changes on cash	(2,562)	(717)
Net decrease in cash	(114,522)	(194,312)
Cash, beginning of period	188,342	358,795
Cash, end of period	$73,820	$164,483

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

	Three Months Ended		Nine Months Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net sales	$509,417	$487,766	$1,373,699	$1,284,786
Product recall(1)	8,518	—	10,348	—
Adjusted net sales	$517,935	$487,766	$1,384,047	$1,284,786

Gross profit	$293,788	$272,522	$826,523	$731,813
Product recall(1)	11,694	—	14,030	—
IEEPA tariff refunds(2)	—	—	(34,433)	—
Transition costs(3)	—	—	—	(395)
Adjusted gross profit	$305,482	$272,522	$806,120	$731,418

Selling, general, and administrative expenses	$232,820	$218,169	$659,599	$593,765
Non-cash stock-based compensation expense	(10,117)	(11,093)	(28,425)	(32,410)
Long-lived asset impairment	(734)	(1,194)	(1,707)	(1,194)
Product recall(1)	(6,504)	—	(7,429)	—
Organizational realignment costs(4)	—	—	(764)	(994)
Stockholder matters(5)	—	—	(1,774)	(2,760)
Executive transition costs(6)	—	—	(599)	—
Technology transformation costs(7)	—	—	(932)	—
Adjusted selling, general, and administrative expenses	$215,465	$205,882	$617,969	$556,407

Gross margin	57.7%	55.9%	60.2%	57.0%
Adjusted gross margin	59.0%	55.9%	58.2%	56.9%
SG&A expenses as a % of net sales	45.7%	44.7%	48.0%	46.2%
Adjusted SG&A expenses as a % of adjusted net sales	41.6%	42.2%	44.6%	43.3%
_________________________
(1)Represents adjustments and charges associated with our 2023 product recalls. This presentation represents a change from the non-GAAP approach we adopted with our fourth quarter of 2025 results. Please see “Non-GAAP Financial Measures” above for more information.
(2)During the second quarter of 2026, we concluded that recovery of tariffs under the International Emergency Economic Powers Act (“IEEPA”) was probable. The total net benefit of the IEEPA tariff refund was $4.7 million for the third quarter of 2026, recognized as a reduction of cost of goods sold, and $50.3 million for the nine months ended October 3, 2026, consisting of a $47.4 million net benefit recognized as a reduction of cost of goods sold and $2.9 million of interest income. Of this amount, our non-GAAP results exclude $34.4 million related to the 2025 net tariff impact and $2.9 million of interest income.
(3)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC.
(4)Represents employee severance costs in connection with strategic organizational realignments.
(5)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025 and its subsequent expiration in 2026.
(6)Represents severance costs related to the departure of our former Chief Financial Officer.
(7)Represents third-party consulting fees related to certain initiatives to optimize and enhance our technology infrastructure. These expenses represent non-recurring incremental costs above the normal ongoing level of spending on technology to support operations.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Operating income	$60,968	$54,353	$166,924	$138,048
Non-cash stock-based compensation expense(1)	10,117	11,093	28,425	32,410
Long-lived asset impairment(1)	734	1,194	1,707	1,194
Product recalls(2)	18,198	—	21,459	—
Organizational realignment costs(1)(3)	—	—	764	994
Transition costs(4)	—	—	—	(395)
Stockholder matters(1)(5)	—	—	1,774	2,760
Executive transition costs(1)(6)	—	—	599	—
Technology transformation costs(1)(7)	—	—	932	—
IEEPA tariff refunds(8)	—	—	(34,433)	—
Adjusted operating income	$90,017	$66,640	$188,151	$175,011

Net income	$44,373	$39,400	$125,541	$107,160
Non-cash stock-based compensation expense(1)	10,117	11,093	28,425	32,410
Long-lived asset impairment(1)	734	1,194	1,707	1,194
Product recalls(2)	18,198	—	21,459	—
Organizational realignment costs(1)(3)	—	—	764	994
Transition costs(4)	—	—	—	(395)
Stockholder matters(1)(5)	—	—	1,774	2,760
Executive transition costs(1)(6)	—	—	599	—
Technology transformation costs(1)(7)	—	—	932	—
IEEPA tariff refunds(8)	—	—	(37,371)	—
Other expense (income), net(9)	1,128	1,198	1,038	(5,951)
Tax impact of adjusting items(10)	(7,393)	(3,304)	(4,735)	(7,598)
Adjusted net income	$67,157	$49,581	$140,133	$130,574

Net sales	$509,417	$487,766	$1,373,699	$1,284,786
Adjusted net sales	$517,935	$487,766	$1,384,047	$1,284,786

Operating income as a % of net sales	12.0%	11.1%	12.2%	10.7%
Adjusted operating income as a % of adjusted net sales	17.4%	13.7%	13.6%	13.6%

Net income as a % of net sales	8.7%	8.1%	9.1%	8.3%
Adjusted net income as a % of adjusted net sales	13.0%	10.2%	10.1%	10.2%

Net income per diluted share	$0.60	$0.48	$1.66	$1.29
Adjusted net income per diluted share	$0.91	$0.61	$1.85	$1.58

Weighted average shares outstanding used to compute adjusted net income per diluted share	74,158	81,429	75,562	82,812
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents adjustments and charges associated with our 2023 product recalls. This presentation represents a change from the non-GAAP approach we adopted with our fourth quarter of 2025 results. Please see “Non-GAAP Financial Measures” above for more information.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC.

(5)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025 and its subsequent expiration in 2026.
(6)Represents severance costs related to the departure of our former Chief Financial Officer.
(7)Represents third-party consulting fees related to certain initiatives to optimize and enhance our technology infrastructure. These expenses represent non-recurring incremental costs above the normal ongoing level of spending on technology to support operations.
(8)During the second quarter of 2026, we concluded that recovery of tariffs under the International Emergency Economic Powers Act (“IEEPA”) was probable. The total net benefit of the IEEPA tariff refund was $4.7 million for the third quarter of 2026, recognized as a reduction of cost of goods sold, and $50.3 million for the nine months ended October 3, 2026, consisting of a $47.4 million net benefit recognized as a reduction of cost of goods sold and $2.9 million of interest income. Of this amount, our non-GAAP results exclude $34.4 million related to the 2025 net tariff impact and $2.9 million of interest income.
(9)Other (income) expense, net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(10)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three and nine months ended October 3, 2026 and September 27, 2025.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended October 3, 2026			Three Months Ended September 27, 2025
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$237,260	$—	$237,260	$199,047	$—	$199,047
Direct-to-consumer	272,157	8,518	280,675	288,719	—	288,719
Total	$509,417	$8,518	$517,935	$487,766	$—	$487,766

Category
Coolers & Equipment	$215,611	$8,518	$224,129	$215,386	$—	$215,386
Drinkware	284,028	—	284,028	263,791	—	263,791
Other	9,778	—	9,778	8,589	—	8,589
Total	$509,417	$8,518	$517,935	$487,766	$—	$487,766

Geographic Region
United States	$390,329	$8,518	$398,847	$387,329	$—	$387,329
International	119,088	—	119,088	100,437	—	100,437
Total	$509,417	$8,518	$517,935	$487,766	$—	$487,766
_________________________
(1)Represents adjustments and charges associated with our 2023 product recalls. This presentation represents a change from the non-GAAP approach we adopted with our fourth quarter of 2025 results. Please see “Non-GAAP Financial Measures” above for more information.

	Nine Months Ended October 3, 2026			Nine Months Ended September 27, 2025
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$638,850	$—	$638,850	$551,255	$—	$551,255
Direct-to-consumer	734,849	10,348	745,197	733,531	—	733,531
Total	$1,373,699	$10,348	$1,384,047	$1,284,786	$—	$1,284,786

Category
Coolers & Equipment	$604,116	$10,348	$614,464	$556,175	$—	$556,175
Drinkware	742,317	—	742,317	705,830	—	705,830
Other	27,266	—	27,266	22,781	—	22,781
Total	$1,373,699	$10,348	$1,384,047	$1,284,786	$—	$1,284,786

Geographic Region
United States	$1,074,380	$10,348	$1,084,728	$1,026,376	$—	$1,026,376
International	299,319	—	299,319	258,410	—	258,410
Total	$1,373,699	$10,348	$1,384,047	$1,284,786	$—	$1,284,786
_________________________
(1)Represents adjustments and charges associated with our 2023 product recalls. This presentation represents a change from the non-GAAP approach we adopted with our fourth quarter of 2025 results. Please see “Non-GAAP Financial Measures” above for more information.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Nine Months Ended
	October 3, 2026	September 27, 2025
Net cash provided by operating activities	$110,219	$81,839
Less: Purchases of property and equipment	(38,502)	(31,772)
Free cash flow	$71,717	$50,067